CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 14, 2002, relating to the financial statements and financial highlights which appears in the April 30, 2002 Annual Reports to Shareholders of Cambiar Opportunity Fund and Chicago Asset Management Value Portfolio, two of the portfolios constituting The Advisors' Inner Circle Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants", "Experts" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
August 30, 2002